Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS THIRD QUARTER 2024 RESULTS

SUGAR LAND, TX – November 11, 2024 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights:

•Generated revenue of $210.8 million, up 2% over third quarter 2023.
•Maintained gross margin of 25.4%.
•Improved operating income to $3.2 million, up $4.4 million over third quarter 2023.
•Reported third quarter 2024 net loss of $11.1 million, an 8.3% improvement year over year.
•Delivered consolidated Adjusted EBITDA1 of $11.3 million (5.4% of consolidated revenue) for the 2024 third quarter, and $39.6 million (6.2% of consolidated revenue) for the first nine months of 2024.
•Adjusted Selling, General and Administrative Expense1 declined to 21.7% of consolidated revenue.
•Successfully amended and extended the Company’s ABL Credit Facility to provide additional liquidity and improved pricing as announced on September 30, 2024.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“We remain encouraged by the overall trajectory of our business, with our third quarter results demonstrating the benefits from our ongoing operational and commercial initiatives. Overall revenue grew 2% over the prior year period, with revenue in the core U.S. business up 6%, offset by lower year over year revenue in Canada and, to a lesser extent, our other international operations. Although our overall third quarter Adjusted EBITDA of $11.3 million was consistent with the prior year, we generated a 33% year over year improvement in Adjusted EBITDA from our Inspection and Heat Treating segment driven by 8% year over year revenue growth in the U.S. business. Furthermore, we are seeing encouraging results from commercial initiatives targeting growth in higher margin revenue streams as demonstrated by a 41% increase in heat treating revenue and a 32% increase in aerospace revenue in the third quarter. We also showed tangible progress in our ongoing efforts to improve cash flow generation, delivering free cash flow of $3.9 million during the quarter, up $4.7 million over 2023. Additionally, through the first nine months of 2024, our Adjusted EBITDA grew by 21% to $39.6 million, a significant improvement over the prior year.” said Keith D. Tucker, Team’s Chief Executive Officer.

“We remain aggressively focused on margin improvement across the organization and in September, as part of our ongoing cost reduction initiatives, launched targeted actions that, in the near term, are expected to yield annualized cost savings of between $6 million and $8 million. We are also taking steps to address the underperformance of our Canadian and certain international operations through a mix of top-line initiatives and cost actions. We are keenly focused on maintaining our positive margin trajectory and cash flow generation through both top line growth and cost discipline,” commented Tucker.

“Looking ahead to the fourth quarter, we see healthy activity levels across both segments and improved Adjusted EBITDA margin performance versus the 2023 period. Turning to 2025, based upon the early success of our commercial initiatives, continued cost discipline and anticipated improvement in our Canadian and other international operations, we expect top line growth in the low to mid-single digits and continued progress towards our targeted Adjusted EBITDA margin of at least 10%. Finally, this management team is committed to strengthening our financial performance and growing shareholder value by leveraging our unparalleled technical capabilities, operational excellence and safety culture,” concluded Tucker.

Financial Results

Third quarter revenues increased $4.0 million or 2% to $210.8 million compared to the prior year period, primarily driven by a 6% increase in U.S. revenue due to higher activity in nested and turnaround activity in Inspection and Heat Treating (“IHT”) and valves services within our Mechanical Services (“MS”) segment, partially offset by lower year over year revenue from our Canadian operations. Third quarter consolidated gross margin improved by $0.7 million to $53.5 million, or 25.4% of revenue, consistent with the prior year period’s gross margin percentage.

Selling, general and administrative expense for the third quarter was $50.4 million, down $3.7 million or 6.8%, from the third quarter of 2023. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal, financing and severance expenses as well as non-cash expenses such as depreciation and amortization and share-based compensation expense, was essentially flat compared to the 2023 period, and declined to 21.7% of consolidated revenue.

Net loss in the third quarter of 2024 was $11.1 million (a loss of $2.52 per share) compared to a net loss of $12.1 million (a loss of $2.78 per share) in the 2023 third quarter. The Company’s Adjusted EBIT, a non-GAAP measure, increased to $1.8 million in the third quarter of 2024 versus $1.5 million in the prior year quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, increased to $11.3 million (5.4% of consolidated revenue) in the third quarter versus $11.1 million (5.4% of consolidated revenue) in the prior year quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended September 30, 2024 and 2023 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Favorable (Unfavorable)
	2024	2023	$	%
Revenues
IHT	$107,604	$103,857	$3,747	3.6%
MS	103,154	102,858	296	0.3%
	$210,758	$206,715	$4,043	2.0%

Operating income (loss)
IHT	$9,860	$6,412	$3,448	53.8%
MS	4,460	6,482	(2,022)	(31.2)%
Corporate and shared support services	(11,162)	(14,152)	2,990	21.1%
	$3,158	$(1,258)	$4,416	351.0%

Revenues. IHT revenues increased by $3.7 million or 3.6%, in the third quarter of 2024 compared to the prior year quarter, primarily due to a $6.7 million increase in the U.S. revenue resulting from higher activity in nested and turnaround services, partially offset by a $3.0 million decrease in Canadian revenue resulting from lower nested and turnaround activity. MS revenues increased by $0.3 million primarily due to higher turnaround and valve services revenue from U.S. operations of $2.3 million, partially offset by lower revenue of $2.0 million from Canada and other international regions generally attributable to lower project work.

Operating income (loss). IHT’s third quarter 2024 operating income increased by $3.4 million or 53.8% to $9.9 million, mainly due to a $4.7 million improvement in U.S. operating income driven by higher revenue and lower costs, partially offset by a $1.2 million decrease in operating income from Canada due to lower activity. MS operating income decreased by approximately $2.0 million, mainly due to lower revenue attributable to Canada and other international regions, partially offset by a $0.6 million increase from U.S. operations. Corporate and shared support services costs were lower by $3.0 million or 21.1%, mainly due to lower professional fees and the reversal of legal reserve in the current quarter. Consolidated operating income improved by $4.4 million driven by the factors discussed above.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Nine Months Ended September 30,		Favorable (Unfavorable)
	2024	2023	$	%
Revenues
IHT	$320,286	$322,426	$(2,140)	(0.7)%
MS	318,690	326,058	(7,368)	(2.3)%
	$638,976	$648,484	$(9,508)	(1.5)%

Operating income (loss)
IHT	$27,504	$17,683	$9,821	55.5%
MS	19,188	22,395	(3,207)	(14.3)%
Corporate and shared support services	(38,761)	(44,486)	5,725	12.9%
	$7,931	$(4,408)	$12,339	279.9%

Revenues. IHT revenues were lower by $2.1 million, primarily due to reduced call out and turnaround activities in Canada and other international regions of $10.5 million, partially offset by higher U.S. revenue of $8.4 million driven mainly by higher heat treating and other activity. MS revenue decreased by $7.4 million or 2.3%, mainly due to a $7.6 million decrease in Canada revenue related to lower project activity.

Operating income (loss). IHT operating income increased by $9.8 million or 55.5%, reflecting lower costs and improved margins. MS operating income decreased by $3.2 million primarily due to lower combined operating income from Canada and other international operations of $6.0 million due to lower year over year revenue attributable to projects from the prior year period that did not repeat in 2024, partially offset by an increase from U.S. operations of $2.8 million reflecting higher activity and improved margins. Corporate operating loss decreased by $5.7 million primarily due to a reduction in professional fees and the reversal of legal reserve in the current year period.

Balance Sheet and Liquidity

At September 30, 2024, the Company had $42.9 million of total liquidity, consisting of consolidated cash and cash equivalents of $14.9 million, (excluding $4.2 million of restricted cash) and $28.0 million of undrawn availability under its various credit facilities, consisting of $18.0 million available, following the execution of ABL Amendment No.5, under the Revolving Credit Loans and $10.0 million available under the Incremental Term Loan.

The Company’s total debt as of September 30, 2024 was $321.2 million as compared to $311.4 million as of fiscal year end 2023. The increase is mainly due to $9.7 million of paid in kind interest during the period and the incurrence of a new equipment finance facility in March 2024, offset by principal payments made on our various credit facilities. The Company’s net debt

(total debt less cash and cash equivalents), a non-GAAP financial measure, was $302.1 million at September 30, 2024.

2024 Outlook

The Company updated the following operating and cash flow guidance for the 2024 fiscal year:

•Total Company Revenue of $845 million to $860 million (from $850-$900 million previously)
•Gross Margin of between $220 million and $228 million (from $235-$265 million previously)
•Adjusted EBITDA of between $53 million and $55 million (from $58-$68 million previously)
•Capital expenditures of between $9 million to $11 million (unchanged)

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter 2024 financial and operating results on Tuesday, November 12, 2024, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Third Quarter 2024 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our clients’ most critical assets. Through locations in 15 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facility, or maintain its compliance with covenants under its credit facility and debt agreement, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures; the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenues	$210,758	$206,715	$638,976	$648,484
Operating expenses	157,234	153,928	473,167	487,779
Gross margin	53,524	52,787	165,809	160,705
Selling, general, and administrative expenses	50,366	54,045	157,878	165,113
Operating income (loss)	3,158	(1,258)	7,931	(4,408)
Interest expense, net	(11,770)	(10,067)	(35,777)	(43,499)
Loss on debt extinguishment	—	(3)	—	(1,585)
Other (expense) income, net	(2,010)	266	(1,189)	914
Loss before income taxes	(10,622)	(11,062)	(29,035)	(48,578)
Provision for income taxes	(504)	(1,072)	(2,049)	(4,020)
Net loss	$(11,126)	$(12,134)	$(31,084)	$(52,598)

Loss per common share:
Basic and Diluted	$(2.52)	$(2.78)	$(7.04)	$(12.07)
Weighted-average number of shares outstanding:
Basic and Diluted	4,422	4,368	4,418	4,358

The following table includes the details of depreciation and amortization expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Depreciation and amortization:
Amount included in operating expenses	3,429	3,613	10,520	11,026
Amount included in SG&A expenses	5,605	5,783	17,414	17,455
Total depreciation and amortization	$9,034	$9,396	$27,934	$28,481

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)

Cash and cash equivalents	$19,087	$35,427

Other current assets	295,804	286,674

Property, plant, and equipment, net	116,490	127,057

Other non-current assets	113,985	116,586

Total assets	$545,366	$565,744

Current portion of long-term debt and finance lease obligations	$7,056	$5,212

Other current liabilities	167,749	169,726

Long-term debt and finance lease obligations, net of current maturities	314,182	306,214

Other non-current liabilities	38,481	38,996

Shareholders’ equity	17,898	45,596

Total liabilities and shareholders’ equity	$545,366	$565,744

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net loss	$(11,126)	$(12,134)	$(31,084)	$(52,598)
Depreciation and amortization expense	9,034	9,396	27,934	28,481
Loss on debt extinguishment	—	3	—	1,585
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,065	697	4,690	16,926
Deferred income taxes	(209)	256	(754)	986
Non-cash compensation cost	467	232	1,744	859
Write-off of software cost	—	629	—	629
Working Capital and Other	6,378	2,469	(1,387)	(18,937)
Net cash provided by (used in) operating activities	5,609	1,548	1,143	(22,069)

Cash flows from investing activities:
Capital expenditures	(1,695)	(2,360)	(7,454)	(7,433)
Proceeds from disposal of assets	10	82	149	414
Net cash used in investing activities	(1,685)	(2,278)	(7,305)	(7,019)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	(1,100)	(5,000)	(509)	10,999
Repayment of APSC Term Loan	—	—	—	(37,092)
Borrowings (payments) under ME/RE Loans	(710)	(847)	(2,131)	26,551
Payments under Convertible Debt	—	(41,161)	—	(41,161)
Borrowings (payments) under Corre Incremental Term Loans	(356)	42,500	(1,069)	42,500
Payments for debt issuance costs	(4,571)	(3,119)	(7,371)	(8,446)
Other	(690)	(251)	1,153	(746)
Net cash used in financing activities	(7,427)	(7,878)	(9,927)	(7,395)

Effect of exchange rate changes	129	(346)	(251)	(109)
Net change in cash and cash equivalents	$(3,374)	$(8,954)	$(16,340)	$(36,592)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
IHT	$107,604	$103,857	$320,286	$322,426
MS	103,154	102,858	318,690	326,058
	$210,758	$206,715	$638,976	$648,484

Operating income (loss)
IHT	$9,860	$6,412	$27,504	$17,683
MS	4,460	6,482	19,188	22,395
Corporate and shared support services	(11,162)	(14,152)	(38,761)	(44,486)
	$3,158	$(1,258)	$7,931	$(4,408)

Segment Adjusted EBIT[1]
IHT	$10,070	$6,607	$28,001	$18,911
MS	4,552	6,769	19,835	23,057
Corporate and shared support services	(12,812)	(11,877)	(37,883)	(38,529)
	$1,810	$1,499	$9,953	$3,439

Segment Adjusted EBITDA[1]
IHT	$12,998	$9,755	$36,936	$28,301
MS	9,056	11,425	33,553	37,170
Corporate and shared support services	(10,743)	(10,053)	(30,858)	(32,692)
	$11,311	$11,127	$39,631	$32,779
___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT; adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by the Company, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Segment Adjusted EBIT and segment Adjusted EBITDA are also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of the Company’s reportable segments. Free cash flow is used by the management and investors to analyze the Company’s ability to service and repay debt and return value directly to its stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted Net Loss:
Net loss	$(11,126)	$(12,134)	$(31,084)	$(52,598)
Professional fees and other[1]	318	1,452	2,915	5,820
Write-off of software cost	—	629	—	629
Legal costs (credits)[2]	(1,975)	650	(1,852)	850
Severance charges, net[3]	309	655	959	1,177
Loss on debt extinguishment	—	3	—	1,585
Tax impact of adjustments and other net tax items[4]	(64)	(37)	(202)	(122)
Adjusted Net Loss	$(12,538)	$(8,782)	$(29,264)	$(42,659)

Adjusted Net Loss per common share:
Basic and Diluted	$(2.84)	$(2.01)	$(6.62)	$(9.79)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(11,126)	$(12,134)	$(31,084)	$(52,598)
Provision for income taxes	504	1,072	2,049	4,020
Loss (gain) on equipment sale	(7)	10	11	(286)
Interest expense, net	11,770	10,067	35,777	43,499
Professional fees and other[1]	318	1,452	2,915	5,820
Write-off of software cost	—	629	—	629
Legal costs (credits)[2]	(1,975)	650	(1,852)	850
Severance charges, net[3]	309	655	959	1,177
Foreign currency loss (gain)	2,128	(742)	1,504	(776)
Pension credit[5]	(111)	(163)	(326)	(481)
Loss on debt extinguishment	—	3	—	1,585
Consolidated Adjusted EBIT	1,810	1,499	9,953	3,439
Depreciation and amortization
Amount included in operating expenses	3,429	3,613	10,520	11,026
Amount included in SG&A expenses	5,605	5,783	17,414	17,455
Total depreciation and amortization	9,034	9,396	27,934	28,481
Non-cash share-based compensation costs	467	232	1,744	859
Consolidated Adjusted EBITDA	$11,311	$11,127	$39,631	$32,779

Free Cash Flow:
Cash provided by (used in) operating activities	$5,609	$1,548	$1,143	$(22,069)
Capital expenditures	(1,695)	(2,360)	(7,454)	(7,433)
Free Cash Flow	$3,914	$(812)	$(6,311)	$(29,502)
____________________________________
1    For the three and nine months ended September 30, 2024, includes $0.3 million and $2.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2024, includes $0.2 million related to support costs. For the three and nine months ended September 30, 2023, includes $1.5 million and $4.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2023, $1.1 million related to lease extinguishment charges and other project costs.
2 Primarily relates to accrued legal matters and legal fees. Legal credits during the three and nine months ended September 30, 2024 relate to a $2.0 million reduction in the legal accrual.
3 Represents customary severance costs associated with staff reductions.
4    Represents the tax effect of the adjustments.
5    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$9,860	$6,412	$27,504	$17,683
Severance charges, net[1]	210	195	457	400
Professional fees and other[2]	—	—	40	828
Adjusted EBIT	10,070	6,607	28,001	18,911
Depreciation and amortization	2,928	3,148	8,935	9,390
Adjusted EBITDA	$12,998	$9,755	$36,936	$28,301

MS
Operating income	$4,460	$6,482	$19,188	$22,395
Severance charges, net[1]	92	287	466	595
Professional fees and other[2]	—	—	140	67
Legal costs	—	—	41	—
Adjusted EBIT	4,552	6,769	19,835	23,057
Depreciation and amortization	4,504	4,656	13,718	14,113
Adjusted EBITDA	$9,056	$11,425	$33,553	$37,170

Corporate and shared support services
Net loss	$(25,446)	$(25,028)	$(77,776)	$(92,676)
Provision for income taxes	504	1,072	2,049	4,020
Loss (gain) on equipment sale	(7)	10	11	(286)
Interest expense, net	11,770	10,067	35,777	43,499
Foreign currency loss (gain)	2,128	(742)	1,504	(776)
Pension credit[4]	(111)	(163)	(326)	(481)
Professional fees and other[2]	318	1,452	2,735	4,925
Write-off of software cost	—	629	—	629
Legal costs (credits)[3]	(1,975)	650	(1,893)	850
Severance charges, net[1]	7	173	36	182
Loss on debt extinguishment	—	3	—	1,585
Adjusted EBIT	(12,812)	(11,877)	(37,883)	(38,529)
Depreciation and amortization	1,602	1,592	5,281	4,978
Non-cash share-based compensation costs	467	232	1,744	859
Adjusted EBITDA	$(10,743)	$(10,053)	$(30,858)	$(32,692)
___________________
1    Represents customary severance costs associated with staff reductions..
2    For the three and nine months ended September 30, 2024, includes $0.3 million and $2.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2024, includes $0.2 million related to support costs. For the three and nine months ended September 30, 2023, includes $1.5 million and $4.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2023, $1.1 million related to lease extinguishment charges and other project costs.
3 Primarily relates to accrued legal matters and legal fees. Legal credits during the three and nine months ended September 30, 2024 relate to a $2.0 million reduction in the legal accrual.
4    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Selling, general, and administrative expenses	$50,366	$54,045	$157,878	$165,113
Less:
Depreciation and Amortization in SG&A expenses	5,605	5,783	17,414	17,455
Non-cash share-based compensation costs	467	232	1,744	859
Professional fees and other[1]	318	1,452	2,915	5,820
Legal costs (credits)[2]	(1,975)	650	(1,852)	850
Severance charges included in SG&A expenses	298	500	918	845
Total non-cash/non-recurring items	4,713	8,617	21,139	25,829
Adjusted Selling, General and Administrative Expense	$45,653	$45,428	$136,739	$139,284
As percentage of revenue	21.7%	22.0%	21.4%	21.5%
___________________
1    For the three and nine months ended September 30, 2024, includes $0.3 million and $2.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2024, includes $0.2 million related to support costs. For the three and nine months ended September 30, 2023, includes $1.5 million and $4.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2023, $1.1 million related to lease extinguishment charges and other project costs.
2 Primarily relates to accrued legal matters and legal fees. Legal credits during the three and nine months ended September 30, 2024 relate to a $2.0 million reduction in the legal accrual.